EXHIBIT 4.1

HILLENBRAND, INC.,

AS ISSUER,

THE GUARANTORS (AS DEFINED HEREIN)

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

SUPPLEMENTAL INDENTURE No. 1

Dated as of January 10, 2013

to

INDENTURE

Dated as of July 9, 2010

among

HILLENBRAND, INC.,

AS ISSUER

and

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

$150,000,000

5.500% Notes due 2020

i

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”), dated as of January 10, 2013, by and among Hillenbrand, Inc., an Indiana corporation (the “Company”), Batesville Casket Company, Inc., an Indiana corporation, Batesville Manufacturing, Inc., an Indiana corporation, Batesville Services, Inc., an Indiana corporation, Coperion Corporation, a Delaware corporation, K-Tron America, Inc., a Delaware corporation, K-Tron Investment Co., a Delaware corporation, TerraSource Global Corporation, a Delaware corporation, Process Equipment Group, Inc., a New Jersey corporation, Rotex Global, LLC, a Delaware limited liability company (collectively, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”), under the hereafter defined Indenture.

WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of July 9, 2010 (the “Indenture”), providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness;

WHEREAS, pursuant to the Indenture, on July 9, 2010, the Company issued $150,000,000 aggregate principal amount of the Company’s 5.500% Notes due 2020 (the “Notes”);

WHEREAS, the Company desires for each of its Subsidiaries that has guaranteed the obligations of the borrowers under the Amended and Restated Credit Agreement, originally dated as of July 27, 2012 among the Company, the subsidiary borrowers named therein, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (as amended or supplemented from time to time, the “Credit Agreement”) to guarantee the Company’s obligations under the Note and the Indenture with respect to the Notes;

WHEREAS, as of the date of this Supplemental Indenture, the Guarantors are all the Subsidiaries of the Company that are guarantors of the obligations of the borrowers under the Credit Agreement;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by each of the Company and the Guarantors;

WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holders; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders, as follows:

ARTICLE ONE
COVENANTS

SECTION 101.     Issuance of Guarantees.  The Company hereby agrees to cause each Subsidiary that has guaranteed the obligations of the borrowers under the Credit Agreement to guarantee the Company’s obligations under the Notes and the Indenture with respect to the Notes.  As of the date of this Supplemental Indenture, the Guarantors are all the Subsidiaries of the Company that are guarantors of the obligations of the borrowers under the Credit Agreement.  The Company shall also cause any Subsidiary that hereafter becomes a guarantor under the Credit Agreement to, within 30 days of the date such Subsidiary becomes a guarantor under the Credit Agreement, to guarantee, on a joint and several basis with the Guarantors, the Company’s obligations under the Notes and the Indenture with respect to the Notes and to execute a supplemental indenture containing substantially the terms set forth in Article Two of this Supplemental Indenture evidencing such guarantee.  The Company’s obligations to cause the issuance of the guarantees hereunder shall only apply with respect to any specific Subsidiary until such time as such Subsidiary has been released from its obligations pursuant to Section 203 hereof.

ARTICLE TWO
GUARANTEE OF SECURITIES

SECTION 201.     Securities Guarantees.

(a)           Each of the Guarantors hereby fully and unconditionally guarantees (collectively, the “Guarantees”), on a joint and several basis to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full and punctual payment of principal of (and premium, if any) and (subject to Section 307 of the Indenture) interest on, and all other monetary obligations of the Company under the Indenture, this Supplemental Indenture and the Notes (including obligations to the Trustee), in each case, with respect to Notes authenticated and delivered by the Trustee or its agent pursuant to and in accordance with the Indenture when and as the same shall become due and payable, in accordance with the terms of the Indenture and the Notes (all the foregoing being hereinafter collectively referred to as the “Obligations”).  Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article Two notwithstanding any extension or renewal of any Obligation.  All payments under each Guarantee will be made as specified in Section 311 of the Indenture.

(b)           Each Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety and shall be absolute, full and unconditional, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of the Notes, the Indenture or this Supplemental Indenture, any failure to enforce the provisions of the Notes, the Indenture or this Supplemental Indenture, any waiver, modification or indulgence granted to the Company with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full).  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Company prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Company to satisfy the outstanding principal of, interest on or any other amount payable under the Notes prior to recourse against such Guarantor or its assets), protest or notice with respect to the Notes or the Debt evidenced thereby and all demands whatsoever, and covenants that its Guarantee will not be discharged with respect to the Notes except by payment in full of the principal thereof and interest thereon or as otherwise provided in the Indenture or in this Supplemental Indenture, including Section 204 herein.  If at any time any payment of principal of (and premium, if any) and interest on the Notes is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Guarantor’s obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or return as though such payment had become due but had not been made at such times.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Two shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders expressed in this Article Two are cumulative and exclusive of any other rights, remedies or benefits that either may have under this Article Two at law, in equity, by statute or otherwise.

(c)           Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 201.

(d)           Upon request of the Trustee, each Guarantor shall execute and deliver such instruments and do such further acts as may be reasonably necessary to give effect to this Supplemental Indenture.

SECTION 202.     Subrogation.

(a)           Each Guarantor shall be subrogated to all rights of the Holders against the Company in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 502 of the Indenture for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 502 of the Indenture, such Obligations shall forthwith become due and payable by the Guarantor for the purposes of this Section 202.

SECTION 203.     Release of Guarantees.  A Guarantee of a Guarantor shall be automatically and unconditionally released, and the Guarantor that granted such Guarantee shall be automatically and unconditionally released from its Obligations:

(a)           in the event that all of the capital stock or other equity interests, or all or substantially all of the assets, of such Guarantor are sold or transferred in a transaction in compliance with the terms of the Indenture and such Guarantor is released as a guarantor of any borrower under the Credit Agreement;

(b)           upon defeasance under Section 403 of the Indenture;

(c)           upon redemption of the Notes in accordance with Article Eleven of the Indenture; or

(d)           upon release by the Holders of the Notes and the lenders under the Credit Agreement of such Guarantor’s obligations as guarantor thereunder.

SECTION 204.     Limitation and Effectiveness of Guarantees.  Each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or the maximum amount otherwise permitted by law.

SECTION 205.     Notation Not Required.  Each Guarantor hereby agrees that its Guarantee set forth set forth in Section 201 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

ARTICLE THREE
MISCELLANEOUS PROVISIONS

SECTION 301.     Terms Defined.  For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 302.     Indenture.  Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 303.     Governing Law.  This supplemental indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 304.     Successors.  All agreements of each Guarantor in this Supplemental Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture and the Notes shall bind its successors.

SECTION 305.     Multiple Counterparts.  This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.

SECTION 306.     Effectiveness.  The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 903 of the Indenture.

SECTION 307.     Trustee Disclaimer.  The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Guarantors, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and each Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and each Guarantor, (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

HILLENBRAND, INC.,
as Issuer and the Company

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Vice President, Treasurer

BATESVILLE CASKET COMPANY, INC.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Vice President and Treasurer

BATESVILLE MANUFACTURING, INC.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Vice President and Treasurer

BATESVILLE SERVICES, INC.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Vice President and Treasurer

K-TRON AMERICA, INC.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Assistant Treasurer

K-TRON INVESTMENT CO.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Assistant Treasurer

TERRASOURCE GLOBAL CORPORATION,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Assistant Treasurer

PROCESS EQUIPMENT GROUP, INC.,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Treasurer

ROTEX GLOBAL, LLC,
as Guarantor

By:	/s/ Theodore S. Haddad, Jr.
	Name:	Theodore S. Haddad, Jr.
	Title:	Assistant Treasurer

COPERION CORPORATION
as Guarantor

By:	/s/ Ulrich Bartel
	Name:	Ulrich Bartel
	Title:	President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Ann M. Forey
	Name:	Ann M. Forey
	Title:	Vice President